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                                                                    EXHIBIT 16.1

September 8, 1998

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam:

We have read first three sentences of the paragraph comprising Change in Accountants included in the Form S-1 (Registration No. 333-____) of AboveNet Communications Inc. to be filed with the Securities and Exchange Commission on or about September 8, 1998 and are in agreement with the statements contained therein.

Very truly yours,


ARTHUR ANDERSEN LLP


cc: Mr. Stephen P. Belomy, CFO, AboveNet Communications Inc.